EXHIBIT 10.68
MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of November 10, 2010 by and among Cathaya Capital L.P. (“Cathaya”), a Cayman Islands exempted limited partnership and ZAP, a California corporation (the “Company”).

BACKGROUND

On August 6, 2009, the Company and Cathaya entered into (i) a securities purchase agreement with Cathaya pursuant to which. Cathaya purchased 20 million shares of the Company’s Common Stock for an aggregate purchase price of $5 million and (ii) a secured loan facility (the “Investment”).

Since the closing of the Investment, Cathaya has provided the Company transaction advisory, financial and management consulting services.  The Company desires to compensate Cathaya for such services and to receive additional transaction advisory, financial and management consulting services from Cathaya in the future.  Cathaya is willing to provide such services to the Company.  Accordingly, the compensation arrangements set forth in this Agreement are designed to compensate Cathaya for such past and future services.

NOW, THEREFORE, in consideration of the premises, the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Cathaya and ZAP hereby agree as follows:

TERMS

1.   ENGAGEMENT.

The Company hereby engages Cathaya as a financial and management consultant and transaction advisor, and Cathaya hereby agrees to provide financial and management consulting and transaction advisory services to the Company, all on the terms and subject to the conditions set forth below.

2.   SERVICES OF CATHAYA.

Cathaya hereby agrees during the term of this engagement to consult with the Company’s board of director (the “Board”) and management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including, but not limited to:

(i) Corporate, acquisition and divestiture strategies;

(ii) Budgeting of future corporate investments;

(iii) Debt and equity financings;

(iv) Sourcing, identifying and executing acquisitions in conjunction with management;

(v) Ongoing management of investor and lender relationships in conjunction with management; and

(vi) Assisting management in presentations to the investment community and analysts of acquired companies and results of acquisition strategy.

Principals of Cathaya will be available to serve on the Board and will devote such time and attention to the Company’s affairs as reasonably necessary to accomplish the purposes of this Agreement.

3.   COMPENSATION.

The Company hereby agrees to pay to Cathaya, as compensation for services rendered prior to the date of this Agreement since the date of the Investment and to be rendered by Cathaya during the term of this Agreement (the “Base Fee”), in Cathaya’s sole discretion, either (i) a fee equal to $2,500,000 in cash (the “Cash Fee”) or (ii) a number of shares of ZAP Common Stock equal to the Cash Fee divided by $0.50 per share (the “Share Fee”) plus the reasonable out-of-pocket costs and expenses incurred by Cathaya in rendering services hereunder.  The Base Fee will be payable at the earlier of (i) the closing of the transaction contemplated by the Equity Transfer Agreement for the Purchase and Transfer of Certain Equity Interest in Zhejiang Jonway Automobile Co., Ltd, dated July 2, 2010, between the Company and  Jonway Group Co., Ltd. and (ii) March 31, 2011.  The foregoing notwithstanding, the Company shall issue Five Million (5,000,000) shares of Common Stock on the date of this Agreement and such shares shall be set aside in escrow to be delivered to Cathaya as the Share Fee in the event Cathaya elects the Share Fee in satisfaction of the Base Fee pursuant to this Section 3.  In the event Cathaya elects the Cash Fee, such shares shall be returned to the Company.  In the event the term of this Agreement is extended beyond the Initial Term pursuant to Section 4, the compensation for services performed by Cathaya during such extension shall be determined by mutual agreement of the Company and Cathaya.

4.   TERM

This Agreement will be in effect for an initial term ending December 31, 2010(the “Initial Term”), commencing on the date hereof, and will be renewed automatically thereafter for a one year period on a year-to-year basis unless one party gives the other thirty (30) days’ prior written notice of its desire not to renew this Agreement; provided, however, that this Agreement will immediately terminate upon (i) the date Cathaya gives ZAP written notice of termination, or (ii) a Sale of the Company.

5.   INDEMNIFICATION.

The Company hereby agrees to indemnify and hold harmless Cathaya, its principals, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance under this Agreement, except as a result of their gross negligence or willful misconduct that results in a material adverse effect on the Company’s business operations or financial results.

6.   CATHAYA AN INDEPENDENT CONTRACTOR.

Each of Cathaya and the Company hereby agrees that Cathaya will perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither Cathaya nor its principals, officers or employees will be considered employees or agents of the Company as a result of this Agreement, nor will any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company; provided, however, if any principal of Cathaya is serving as an officer or director of the Company, such person, if authorized to do so by the Board, will have authority as an officer or director of the Company to contract in the name of or otherwise bind the Company notwithstanding any other provision of this Agreement; subject, however, to the discretion of the Board.

7.   CONFIDENTIAL INFORMATION.

Cathaya acknowledges that the information, observations and data obtained by it, its principals, agents and employees during the course of Cathaya’s performance under this Agreement concerning the business plans, financial data and business relations of the Company (the “Confidential Data”) are the Company’s valuable, special and unique assets.  Cathaya therefore agrees that it will not, nor will it permit any of its principals, agents or employees, to disclose to any unauthorized person any of the Confidential Data obtained by Cathaya during the course of Cathaya’s performance under this Agreement without the Company’s prior written consent, unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of Cathaya’s acts or omissions to act, (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having jurisdiction, or (iii) such disclosure is made in the course of Cathaya’s performance of its duties under this Agreement to existing or potential lenders or investors in the Company, potential acquirors or acquisition candidates of the Company or other third parties performing or proposing to provide services to the Company who have a need to know such information.

8.   NOTICES.

Any notice or report required or permitted to be given or made under this Agreement by one party to another will be deemed to have been duly given or made if personally delivered, delivered by reputable overnight courier, sent by telecopy, or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as will be given in writing by one party to the other):

If to Cathaya:	Cathaya Capital, L.P.
In care of Priscilla Lu
718 Best Court
San Carlos, CA 94070

If to the Company:	ZAP
501 4th Street
Santa Rosa, CA 95401
Attention: Chief Executive Officer
Phone: (707) 525-8658
Fax No.: (707) 525-8692

9.   ENTIRE AGREEMENT; MODIFICATION.

This Agreement (i) contains the complete and entire understanding and agreement of Cathaya and the Company with respect to the subject matter hereof, (ii) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Cathaya in connection with the subject matter hereof, and (iii) may not be modified except by an instrument in writing executed by each of Cathaya and the Company.

10.   WAIVER OF BREACH.

The waiver by any party of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any subsequent breach of that provision or any other provision thereby.

11.   ASSIGNMENT.

Neither Cathaya nor the Company may assign their respective rights or obligations under this Agreement without the express written consent of all other parties.  This Agreement will be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.

12.   GOVERNING LAW.

This Agreement will be deemed to be a contract made under, and is to be governed and construed in the accordance with, the internal laws of the State of California, without regard to conflict of law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above written.

CATHAYA CAPITAL, L.P. By: /s/Priscilla Lu Name: Priscilla Lu Title: General Partner ZAP By: /s/ Steve Schneider Name: Steve Schneider Title: Chief Executive Officer